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                                                                   Exhibit 99.1

                                  Press Release

GOLF TRUST OF AMERICA, INC. BOARD OF DIRECTORS ADOPTED A SHAREHOLDER RIGHTS PLAN

CHARLESTON, S.C.--Aug. 12, 1999--Golf Trust of America, Inc. announced today that its Board of Directors adopted a Shareholder Rights Plan on August 6, 1999. The Plan is designed to enable all Golf Trust shareholders to receive fair and equal treatment in the event that an unsolicited attempt is made to acquire control of Golf Trust. The key provision of the Plan is the distribution, to each of Golf Trust's outstanding common shares, of one stock purchase right that will trade together with the shares and will become exercisable only upon certain triggering events.

W. Bradley Blair, II, the President and Chief Executive Officer of Golf Trust, explained, "The Plan is being put in place to guard against coercive tender offers and other abusive takeover tactics that do not offer all of our shareholders full and fair value of their stock. The Plan should give our Board of Directors the time and negotiating leverage it needs to strike the best deal with a potential acquirer. The Plan is not meant to discourage an acquisition of Golf Trust that would be in our shareholder's best interest." The Plan was not adopted in response to any specific acquisition proposals and the Board is not aware of any proposals to acquire a position in or control over Golf Trust.

Under the Plan, Golf Trust will distribute, to its shareholders, Rights to purchase one one-hundredth of a share of a newly created series of Series B Junior Participating Preferred Stock for $75.00. One Right will be distributed to each share of common stock outstanding on September 6, 1999 or later. The distribution will not be taxable to shareholders. The Rights will trade together with the common shares and will not be exercisable until the tenth day after a public announcement that one person or group has acquired 15% of Golf Trust's common stock or until the tenth day after any person or group begins a tender offer that would result in ownership of 15% of Golf Trust's common stock, subject to certain exceptions. At such time, proper provision shall be made so that each limited partner of Golf Trust's operating partnership shall receive the number of Rights that it would have received if it had converted its limited partnership units into shares of common stock. Prior to such time, the Rights may be redeemed by the Board for $0.01 each. Under certain circumstances, if someone acquires 15% or more of Golf Trust's common stock, the Rights permit shareholders other than the acquirer to purchase common stock having a market value of twice the exercise price of the rights, in lieu of the preferred stock. In addition, in the event of certain business combinations, the Rights permit their holders to purchase commons stock of the acquirer at a 50% discount. The Rights expire on September 6, 2009.

Golf Trust of America, Inc., with headquarters in Charleston, South Carolina, is a self-administered REIT formed to capitalize on the consolidation opportunities in the ownership of golf courses in the United States. The Company's business strategy is to acquire high quality golf courses and lease them to qualified third party lessees, including affiliates of the sellers. The Company currently has interest in 47 courses throughout the United States including the following states: Alabama, California, Florida, Georgia, Illinois, Kansas, Kentucky, Michigan,


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Missouri, Nebraska, New Mexico, North Carolina, Ohio, South Carolina, Texas,
Virginia and West Virginia.

To receive Golf Trust of America's latest news and other corporate developments via fax, please call 843-723-4653.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company's SEC reports, including the prospectus dated November 4, 1997 and the annual report on Form 10-K/A dated March 31, 1999.


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